                                                                      Exhibit 99

                       [LETTERHEAD OF AMETEK APPEARS HERE]

Contact:  William F. Cleary (610) 889-5249; James P. McKinley (610) 889-5271

         AMETEK'S CONTINUING OPERATIONS INCREASE THIRD QUARTER EARNINGS
                        11 PERCENT TO 42 CENTS PER SHARE
      THIRD QUARTER SALES UP 10 PERCENT; OPERATING INCOME RISES 17 PERCENT

Paoli, PA, October 20, 1998 - AMETEK, Inc. (NYSE: AME) today announced that third quarter 1998 after-tax income from continuing operations totaled $14.1 million, up 9% from $12.9 million in the 1997 third quarter. Diluted earnings per share from continuing operations rose 11% to 42 cents per share from 38 cents per share in the 1997 third quarter. Third quarter 1998 sales rose 10% to $232.6 million from $212.1 million in the year-ago quarter. Operating income was $27.0 million, up 17% from $23.1 million in the third quarter of 1997.

NINE MONTHS RESULTS UP 20 PERCENT
For the nine-month period ended September 30, 1998, AMETEK's after-tax income from continuing operations was $44.3 million, or $1.31 per diluted share, versus income of $36.7 million, or $1.09 per share, for the same period of 1997, a 20% increase in earnings per share. Sales for the nine-month period ended September 30, 1998 were $720.6 million, up 14% from $630.7 million in the prior-year nine-month period. Operating income was $84.3 million, up 25% from $67.6 million in the same period of 1997.

AMETEK'S THIRD QUARTER RESULTS ACHIEVE GROWTH OBJECTIVE
Walter E. Blankley, chairman and chief executive officer, said, "We achieved our double-digit percentage growth objective for earnings per share in the 1998 third quarter. The Electromechanical Group posted double-digit percentage growth in both sales and income. The Electronic Instruments Group performed well with strong aerospace and heavy-truck markets and operating margin improvements resulting from our Operational Excellence strategy."

ECONOMIC SITUATION RAISES CONCERN ABOUT FOURTH QUARTER 1998
"We are concerned with the continuing economic turmoil in Asia and elsewhere, particularly in Russia where sales by our European motor customers are down. We now expect that our fourth quarter 1998 diluted earnings per share will be moderately below the fourth quarter of 1997, when we earned 40 cents per diluted share," added Mr. Blankley.

AMETEK IS POSITIONED TO ADDRESS GLOBAL UNCERTAINTY
"AMETEK has never been in a stronger position, financially or operationally, to successfully address the challenges of the global business environment. Our recent debt offering increases our financial flexibility and strength and reduces the interest rate on our long-term debt. Operationally, our Four Growth Strategies have, and will continue to produce solid results. We have assimilated a number of important acquisitions. We are concluding the startup phase at three low-cost motor plants, while consolidating the operations of our Italian motor facilities to reduce costs.

"We are focusing with even greater intensity on Operational Excellence with its emphasis on addressing costs, flow manufacturing, and working capital management. As a result, we expect our free cash flow to increase, enabling us to continue to select from a menu of options to enhance shareholder value: growth, strategic acquisitions, Operational Excellence, debt reduction, and share repurchases," noted Mr. Blankley.

                                    - MORE -

AMETEK REPORTS THIRD QUARTER EARNINGS
PAGE 2.

 "AMETEK's Four Growth Strategies will produce double-digit sales and earnings per share growth for 1998 and a fifth consecutive year of record sales and earnings per share from continuing operations. The Company has a strong, experienced team that has managed exceptionally well in similar business environments, and we expect to continue our growth in 1999 and beyond."

ELECTROMECHANICAL GROUP (EMG) ACHIEVES STRONG SALES AND INCOME GAINS
Frank S. Hermance, president and chief operating officer, said, "EMG recorded double-digit percentage growth in third quarter sales and income, despite softness in our worldwide floor-care business. We also saw some increased competition in our European markets due to Asian currency effects.

"The Group's growth primarily came from the brushless motor business led by Rotron, Inc., a world leader in direct-current motors and motor-blowers, which AMETEK acquired in January 1998. Continued sales and profit improvements at our Shanghai, China, motor plant also contributed to the Groups' third quarter gains." noted Mr. Hermance.

ELECTRONIC INSTRUMENTS GROUP (EIG) REPORTS HIGHER SALES AND INCOME
Mr. Hermance continued, "EIG posted substantial gains in third quarter operating income and profit margins on higher sales. We increased sales and income in our aerospace products and market-leading heavy-truck instruments businesses, versus the prior-year third quarter, reflecting the continued strength of the commercial aircraft and heavy-truck markets."

"The Group also achieved operating and margin improvements through our Operational Excellence initiatives and benefited from the contribution of our April 1998 acquisition of Western Research -- a leader in gas analyzers and emissions-monitoring equipment," noted Mr. Hermance.

AMETEK REPURCHASING SHARES; BOARD APPROVES NEW REPURCHASE PLAN
Consistent with its priority of enhancing shareholder value, AMETEK's Board of Directors authorized in September a new program to repurchase up to $50 million of AMETEK common shares. That authorization cancels an earlier $50 million program of which approximately $23 million had been used for share repurchases.

Since the beginning of 1998, the Company has repurchased approximately 1.3 million shares, of which 988,000 shares were purchased in the third and early fourth quarters. Since 1993, AMETEK has acquired 13.8 million shares, or about 32% of its then outstanding common stock.

AMETEK STRENGTHENS CAPITAL STRUCTURE WITH $225 MILLION INVESTMENT GRADE DEBT; EXCHANGE COMPLETED
John J. Molinelli, executive vice president and chief financial officer, said, "On September 30, AMETEK successfully completed a public exchange offer for all of its 10-year, 7.2% Senior Notes due 2008, originally issued and sold in July 1998 as a private placement, for a like amount of 7.2% Senior Notes due 2008. The Notes issued and registered in the exchange have essentially the same terms and conditions as did the unregistered Notes, except that they are not subject to the restrictions on resale and transfers, which applied to the unregistered Notes."

                                     - MORE-

AMETEK REPORTS THIRD QUARTER EARNINGS
PAGE 3.

"We are pleased to complete the final step of a debt offering, which strengthens our capital structure and provides a solid foundation for the Company. Despite a tough market, our Senior Notes offering in July was oversubscribed, and the Notes were rated investment grade by Standard & Poors, reflecting AMETEK's financial and operating strength," he added.

Mr. Molinelli concluded, "The $225 million of 7.2% Senior Notes were used to repay approximately $136 million of 9-3/4% Senior Notes due 2004, reduce bank debt, and pay fees and expenses related to the offering. The refinancing lowers AMETEK's cost of capital and strengthens our capacity for future growth."

VALUE-ENHANCING ACTIONS AFFECT NET INCOME COMPARISONS FOR 1998 AND 1997
Net income comparisons for both the third quarter and nine-month periods of 1998 and 1997 were reduced by the non-recurring items described below.

Third quarter 1998 net income was $5.3 million, or 16 cents per diluted share, which is after an extraordinary after-tax charge of $8.7 million, or 26 cents per share, for the early repayment of 9-3/4% Senior Notes in July 1998. Third quarter 1997 net income was $8.4 million, or 24 cents per diluted share, which included a net charge of $4.5 million, or 14 cents per share, for the net costs associated with the August 1997 spin off and merger of AMETEK's water filtration business into Culligan Water Technologies, Inc. The spin off and merger resulted in AMETEK shareholders receiving Culligan stock tax free and valued at $4.50 per share.

The 1998 nine-month net income was $35.6 million, or $1.05 per diluted share, which is after the third quarter extraordinary, after-tax charge referred to previously. The 1997 nine-month net income was $36.8 million, or $1.09 per share, which reflects income of $5.1 million, or 15 cents per share, from the discontinued water filtration business, offset by a charge of $4.9 million, or 15 cents per share, for the one-time costs associated with the spin off and merger referred to above.

CORPORATE PROFILE
AMETEK IS A LEADING GLOBAL MANUFACTURER OF ELECTRIC MOTORS AND ELECTRONIC INSTRUMENTS IN NORTH AMERICA, EUROPE, AND ASIA. SALES ARE EXPECTED TO APPROACH $1 BILLION IN 1998. IT'S CORPORATE GROWTH PLAN IS BASED ON FOUR KEY STRATEGIES:
OPERATIONAL EXCELLENCE, NEW PRODUCTS, GLOBAL & MARKET EXPANSION, AND STRATEGIC ACQUISITIONS & JOINT VENTURES. ITS OBJECTIVE IS DOUBLE-DIGIT PERCENTAGE GROWTH IN EARNINGS PER SHARE FROM CONTINUING OPERATIONS AND A SUPERIOR RETURN ON TOTAL CAPITAL. THE COMMON STOCK OF AMETEK IS A COMPONENT OF THE S & P MID CAP 400 INDEX AND THE RUSSELL 2000 GROWTH INDEX.

FORWARD-LOOKING INFORMATION
Statements in this news release that are not historical are considered "forward-looking statements" and are subject to change based on various factors and uncertainties that may cause actual results to differ significantly from expectations. Those factors are contained in AMETEK's Securities and Exchange Commission filings.

                                      # # #

                         (Financial Information Follows)

                                  AMETEK, INC.
                  CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)
           (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                              THREE MONTHS ENDED          NINE MONTHS ENDED
                                                                 SEPTEMBER 30,               SEPTEMBER 30,
                                                                 -------------               -------------
                                                              1998          1997          1998          1997
                                                              ----          ----          ----          ----

NET SALES                                                  $ 232,593     $ 212,149     $ 720,648     $ 630,651
                                                           ---------     ---------     ---------     ---------
EXPENSES:
   Cost of sales, excluding depreciation                     178,380       166,091       552,346       493,094
   Selling, general and administrative                        19,827        16,141        61,324        49,794
   Depreciation                                                7,410         6,807        22,650        20,176
                                                           ---------     ---------     ---------     ---------
     Total expenses                                          205,617       189,039       636,320       563,064
                                                           ---------     ---------     ---------     ---------

OPERATING INCOME                                              26,976        23,110        84,328        67,587
Other income (expenses):
    Interest expense                                          (6,152)       (4,729)      (18,520)      (13,868)
   Other, net                                                    982         1,573         3,759         3,442
                                                           ---------     ---------     ---------     ---------
Income from continuing operations
   before income taxes                                        21,806        19,954        69,567        57,161
Provision for income taxes                                     7,756         7,080        25,244        20,505
                                                           ---------     ---------     ---------     ---------
Income from continuing operations                             14,050        12,874        44,323        36,656
Discontinued operations, net of taxes:
  Income from discontinued operation                              --           449            --         5,092
  Costs associated with disposition
    of discontinued operation                                     --        (4,943)           --        (4,943)
                                                           ---------     ---------     ---------     ---------
Income before extraordinary item                              14,050         8,380        44,323        36,805
Extraordinary loss on early extinguishment of debt,
   net of taxes                                               (8,710)           --        (8,710)           --
                                                           ---------     ---------     ---------     ---------
NET INCOME                                                 $   5,340     $   8,380     $  35,613     $  36,805
                                                           =========     =========     =========     =========

BASIC EARNINGS PER SHARE:
  Income from continuing operations                        $    0.43     $    0.39     $    1.34     $    1.12
  Discontinued operations:
     Income from discontinued operation                           --          0.01            --          0.15
     Costs associated with disposition
       of discontinued operation                                  --         (0.15)           --         (0.15)
                                                           ---------     ---------     ---------     ---------
  Income before extraordinary item                              0.43          0.25          1.34          1.12
  Extraordinary loss on early extinguishment of debt           (0.27)           --         (0.26)           --
                                                           ---------     ---------     ---------     ---------
  NET INCOME                                               $    0.16     $    0.25     $    1.08     $    1.12
                                                           =========     =========     =========     =========

DILUTED EARNINGS PER SHARE:
  Income from continuing operations                        $    0.42     $    0.38     $    1.31     $    1.09
  Discontinued operations:
     Income from discontinued operation                           --          0.01            --          0.15
     Costs associated with disposition
       of discontinued operation                                  --         (0.15)           --         (0.15)
                                                           ---------     ---------     ---------     ---------
  Income before extraordinary item                              0.42          0.24          1.31          1.09
  Extraordinary loss on early extinguishment of debt           (0.26)           --         (0.26)           --
                                                           ---------     ---------     ---------     ---------
  NET INCOME                                               $    0.16     $    0.24     $    1.05     $    1.09
                                                           =========     =========     =========     =========

AVERAGE COMMON SHARES OUTSTANDING
  Basic shares                                                32,797        33,062        32,932        32,874
                                                           =========     =========     =========     =========
  Diluted shares                                              33,740        34,284        34,047        33,772
                                                           =========     =========     =========     =========

Dividends per share                                        $    0.06     $    0.06     $    0.18     $    0.18
                                                           =========     =========     =========     =========

                                  AMETEK, INC.
                   INFORMATION BY BUSINESS SEGMENT (UNAUDITED)
                             (DOLLARS IN THOUSANDS)



                               THREE MONTHS ENDED          NINE MONTHS ENDED
                                  SEPTEMBER 30,              SEPTEMBER 30,
                               -------------------         -------------------
                                1998          1997         1998          1997
                               ------        ------       ------        ------


         NET SALES
         ---------
 Electromechanical           $ 127,656     $ 111,062     $ 405,361     $ 341,252
 Electronic Instruments        104,937       101,087       315,287       289,399
                             ---------     ---------     ---------     ---------
   Total Consolidated        $ 232,593     $ 212,149     $ 720,648     $ 630,651
                             =========     =========     =========     =========





         OPERATING INCOME
         ----------------
 Electromechanical           $  17,234     $  15,554     $  56,163     $  45,366
 Electronic Instruments         14,978        12,316        44,544        37,585
                             ---------     ---------     ---------     ---------
   Total segments               32,212        27,870       100,707        82,951
 Corporate and other            (5,236)       (4,760)      (16,379)      (15,364)
                             ---------     ---------     ---------     ---------
        Total Consolidated   $  26,976     $  23,110     $  84,328     $  67,587
                             =========     =========     =========     =========